Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

ARBOR-CROWLEY, INC.

BUYER,

AZZ INCORPORATED

and

WITT INDUSTRIES, INC.

SELLER

and

MARCY R. WYDMAN

SHAREHOLDER

October 31, 2006

TABLE OF CONTENTS

1.	Purchase and Sale		1
	1.1	Purchased Assets	1
	1.2	Assumption of Specified Liabilities	4
	1.3	Non-Assumption of Certain Liabilities	4
	1.4	No Expansion of Third-Party Rights	7
2.	Closing Consideration; Adjustment; Allocation of Consideration		7
	2.1	Closing Consideration	7
	2.2	Adjustment	8
	2.3	The Closing	10
3.	Representations and Warranties of Seller and the Shareholders		10
	3.1	Existence; Good Standing; Corporate Authority; Compliance With Law	10
	3.2	Authorization, Validity and Effect of Agreements	10
	3.3	Ownership of Capital Stock of Seller	11
	3.4	Financial Statements	12
	3.5	Absence of Certain Changes or Events	12
	3.6	Taxes	13
	3.7	Personal Property	14
	3.8	Accounts Receivable	14
	3.9	Inventory	14
	3.10	Business Property Rights	14
	3.11	Real Property	15
	3.12	Title to Property; Encumbrances; Sufficiency of Purchased Assets	18
	3.13	Licenses and Permits	19
	3.14	Compliance with Law	19
	3.15	Litigation	19
	3.16	Contracts	19
	3.17	Labor Matters	20
	3.18	Employee Plans	21
	3.19	Insurance	21
	3.20	Environmental Matters	21
	3.21	Customers and Suppliers	22
	3.22	No Brokers	23
	3.23	No Other Agreements to Sell the Purchased Assets	23
	3.24	Accuracy of Information	23
	3.25	Knowledge	23
	3.26	Disclosure Schedules	23
4.	Representations and Warranties of AZZ		23
	4.1	Existence; Good Standing; Corporate Authority; Compliance With Law	23
	4.2	Authorization, Validity and Effect of Agreements	24
5.	Representations and Warranties of Buyer		24
	5.1	Existence; Good Standing; Corporate Authority; Compliance With Law	24
	5.2	Authorization, Validity and Effect of Agreements	25

6.	Survival of Provisions/Indemnification			26
	6.1	Survival of Provisions		26
	6.2	Indemnification by Seller and the Shareholders		26
	6.3	Indemnification by Buyer		27
	6.4	Conditions of Indemnification		27
	6.5	Limitations on Indemnification		28
	6.6	Payments by AZZ		29
7.	Other Covenants and Agreements			29
	7.1	Restrictive Covenants		29
		7.1.1	Customer Restriction	29
		7.1.2	Non-Raid	29
		7.1.3	Non-Competition	30
		7.1.4	Reformation	30
		7.1.5	Injunctive Relief	30
	7.2	Consents and Approvals		31
	7.3	Public Announcements		31
	7.4	Execution of Additional Documents		31
	7.5	Costs and Expenses		31
	7.6	Transfer Taxes		31
	7.7	Cooperation on Tax Matters; Business Records		32
	7.8	Allocation of Total Purchase Price		32
	7.9	Proration of Property Taxes		33
	7.10	Offer of Employment		33
	7.11	Guaranty of Receivables		34
	7.12	Real Estate Covenants and Conditions		34
8.	Conditions of Closing			36
	8.1	Buyer’s Conditions of Closing		36
	8.2	Seller’s Conditions of Closing		38
9.	Miscellaneous			39
	9.1	Notices		39
	9.2	Binding Effect; Benefits		40
	9.3	Entire Agreement		41
	9.4	Governing Law		41
	9.5	Counterparts		41
	9.6	Headings		41
	9.7	Waivers		41
	9.8	Merger of Documents		42
	9.9	Incorporation of Exhibits and Schedules		42
	9.10	Severability		42
	9.11	Assignability		42
	9.12	Drafting		43
	9.13	References		43
	9.14	Calendar Days, Weeks and Months		43
	9.15	Gender; Plural and Singular		43
	9.16	Cumulative Rights		43
	9.17	No Implied Covenants		43
	9.18	Attorneys’ Fees		43
	9.19	Indirect Action		43

Exhibit

A	Form of Bill of Sale, Assignment and Assumption Agreement
A-1	Form of Deed
B	Form of Escrow Agreement
C	Form of Environmental Remediation Agreement
D	Financial Statements
E	Form of Receivables Guaranty
F	Form of Real Property Lease
G	Form of Opinion from Seller’s and Shareholder’s legal counsel
H	Form of License Agreement
I	Form of Employment Agreement
J	Form of Shared Services Agreement
K	Form of FIRPTA Certificate
L	Form of Opinion from Buyer’s counsel

Schedule

1.1.1	Purchased Assets and Excluded Assets
1.2	Assumed Contracts
3.1	Existence; Good Standing
3.2	Seller’s and Shareholder’s Third Party Consents Required
3.3	Ownership of Capital Stock
3.5	Certain Changes of Events
3.6	Tax Matters
3.7	Condition of Purchased Assets
3.10	Business Property Rights
3.11	Real Property
3.12	Encumbrances
3.13	Licenses and Permits
3.14	Compliance with Law
3.15	Pending or Threatened Litigation or Claims
3.16	Contracts
3.17	Employment and Labor Agreements
3.18	Employee Plans
3.19	Insurance
3.20	Environmental Matters
3.21	Customers and Suppliers
7.10	Employees of Seller and Annual Compensation Rates

i

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of November 1, 2006, by and among ARBOR-CROWLEY, INC., a Delaware corporation (“Buyer”), AZZ INCORPORATED, a Texas corporation (“AZZ”), WITT INDUSTRIES, INC., a Delaware corporation (“Seller”), and MARCY R. WYDMAN (the “Shareholder”).

WHEREAS, the Shareholder is the record and beneficial owner of all of the issued and outstanding capital stock of Seller;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, all of the Purchased Assets (as such term is hereinafter defined) in accordance with the terms and conditions hereinafter set forth; and

WHEREAS, AZZ is the sole shareholder of Buyer;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Purchase and Sale.

1.1 Purchased Assets.

1.1.1 On the terms and subject to the conditions contained in this Agreement, at the Closing (as such term is hereinafter defined), Seller shall sell, assign, grant, convey, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the real property described in clause (xiii) of this Section 1.1.1 and all of the assets and properties of Seller of every kind, nature and description (wherever located) used in connection with or relating to its galvanizing division (the “Galvanizing Division”), except the Excluded Assets (as such term is hereinafter defined). The assets and properties to be sold, granted, conveyed, transferred, assigned and delivered by Seller to Buyer hereunder are hereinafter referred to collectively as the “Purchased Assets.” Without limiting the generality of the foregoing, the Purchased Assets shall include, without limitation, the following assets and properties of Seller, in the case of clauses (i) through (xii) and (xiv), used in connection with or relating to its Galvanizing Division (except any of the following which are Excluded Assets):

(i) all accounts, notes, vendor rebate, agency commission, credit card and other receivables (including, without limitation, amounts due from Seller’s customers whether recorded as accounts, notes, vendor rebate, agency commission, credit card or other receivables or reductions in accounts payable) and related deposits, security or collateral therefor (including, without limitation, recoverable customer deposits of Seller);

(ii) all machinery, inventories, inventories of parts, computers, furniture, furnishings, fixtures, office supplies and equipment, automobiles, trucks, vehicles, returnable containers, tools and parts, raw materials and work in process;

(iii) all drawings, blueprints, specifications, designs and data of Seller;

(iv) all technology, know-how, designs, devices, processes, methods, inventions, drawings, schematics, specifications, standards, trade secrets and other proprietary information, and all patents and applications therefor;

(v) all right, title and interest of Seller in and to the name “Witt Galvanizing” and all trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations relating specifically to such name, the applications therefor and the licenses thereto, together with the goodwill and the business appurtenant thereto;

(vi) all catalogues, brochures, sales literature, promotional material, samples and other selling material of Seller;

(vii) all books and records and all files, documents, papers, agreements, books of account and other records pertaining to the Purchased Assets or to Seller’s business;

(viii) all right, title and interest of Seller under all contracts, agreements, licenses, leases, sales orders, permits, purchase orders and other commitments (whether oral or written) by which any of the Purchased Assets are bound or affected, or to which Seller is a party or by which it is bound, and that Buyer has requested be assigned to it pursuant to Section 1.2 hereof (the “Contracts”);

(ix) all lists of past, present and qualified prospective customers of Seller’s Galvanizing Division;

(x) all goodwill relating to the Purchased Assets or Seller’s Galvanizing Division as a going concern;

(xi) all governmental, establishment and product licenses and permits, approvals, license and permit applications and license and permit amendment applications;

(xii) all claims against third parties, whether or not asserted and whether now existing or hereafter arising, related to Seller’s Galvanizing

Division or the Purchased Assets (including, without limitation, all claims based on any indemnities or warranties in favor of Seller relating to Seller’s Galvanizing Division or any of the Purchased Assets);

(xiii) all real property owned by Seller, whether or not used in connection with or relating to the Galvanizing Division, together with all interests in such real property, all buildings, improvements and other structures located on such real property, all uses, easements, appurtenant rights and rights-of-way which benefit such real property and all minerals (including, without limitation, oil, gas, clay, sand and all other surface or subsurface minerals or materials and other substances of any nature however mined or severed) (the “Owned Real Property”); and

(xiv) all other assets and rights of every kind and nature, tangible or intangible, of Seller, excluding cash on hand.

Without limiting the generality of the foregoing, the Purchased Assets shall, except for the Excluded Assets listed and denoted as such in Section 1.1.1 hereof, include all assets which are held in connection with, or used or held for use in the business or operations of, Seller’s Galvanizing Division, including those set forth in a detailed list of plant and equipment as of the Balance Sheet Date (as such term is hereinafter defined) prepared from the accounting records of Seller and attached hereto as Schedule 1.1.1 and denoted as the Purchased Assets therein, and all such assets of Seller as may have been acquired by Seller which would be included on a list prepared in like manner from such accounting records as of the Closing Date, except any such assets which may have been disposed of since the Balance Sheet Date in the ordinary course of business.

1.1.2 Anything herein contained to the contrary notwithstanding, the assets of Seller used solely in connection with or related solely to its Products Division (other than the Owned Real Property) (collectively the “Excluded Assets”) are specifically excluded from the Purchased Assets and shall be retained by Seller. Without limiting the generality of the foregoing, the Excluded Assets are listed and denoted as such on Schedule 1.1.1 hereof.

1.1.3 Subject to Section 1.1.4 hereof, at the Closing, Seller shall execute and deliver to Buyer (i) a Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit A (the “Bill of Sale, Assignment and Assumption Agreement”), under the terms of which Seller shall sell, grant, convey, assign, transfer and deliver the Purchased Assets to Buyer, and (ii) such other bills of sale, deeds, instruments of assignment and other appropriate documents as may be requested by Buyer in order to carry out the intentions and purposes hereof, which shall include Limited Deeds in the Form of Exhibit A-1 (the “Deeds”) conveying the Owned Real Property to Buyer.

1.1.4 Notwithstanding the foregoing, this Agreement shall not constitute an agreement to assign or transfer any Contract if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder; and any transfer or assignment to Buyer by Seller of any interest under any such Contract that requires the consent or approval of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date and Buyer waives as of the Closing Date the condition that such consent or approval be obtained, each of Seller and the Shareholder shall continue to use all reasonable efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval has been obtained, and each of Seller and the Shareholder will cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of Seller in all benefits under any such Contract, including without limitation performance by Seller as agent if economically feasible; provided, however, that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such consent or approval had been obtained as of the Closing Date

1.2 Assumption of Specified Liabilities. Upon the terms and subject to the conditions set forth herein, subject however to Section 1.1.4 and 1.3 hereof, and as additional consideration for Buyer’s purchase of the Purchased Assets, Buyer shall, at Closing, assume, and covenant and agree to pay, perform and discharge when due, only the following liabilities and obligations of Seller relating to its Galvanizing Division (the “Assumed Liabilities”):

(i) liabilities for accrued vacation and holiday pay for employees of Seller’s Galvanizing Division who are employed by Buyer immediately after the Closing to the extent such liabilities are reflected on the Interim Financial Statements (as such term is hereinafter defined); and

(ii) those liabilities or obligations of Seller relating to its Galvanizing Division accruing or arising after the Closing Date under the terms of a Contract or other obligation which is listed on Schedule 1.2 hereof.

Subject to Sections 1.1.4 and 1.3 hereof, at the Closing, Buyer shall execute and deliver to Seller the Bill of Sale, Assignment and Assumption Agreement assuming the Assumed Liabilities.

1.3 Non-Assumption of Certain Liabilities. Notwithstanding any other provision of this Agreement, Buyer shall not assume, and shall not be deemed to have assumed or be in any way liable for or subject to or have any obligation for or with respect to, any liabilities or obligations of Seller of any kind, nature or description whatsoever, except as expressly provided in this Section 1.3 or in Section 1.2 hereof (the “Excluded Liabilities”). Anything in Section 1.2 hereof or elsewhere herein to the contrary notwithstanding and without limiting the generality of the foregoing, Buyer shall not assume, and shall not be deemed to have assumed or be in any way liable for or subject to or have any obligation for or with respect to, any of the following Excluded Liabilities:

(i) except as specifically provided in Section 1.2(i), any and all claims, liabilities or obligations that arise, result from, or relate in any way to any or all employment practices, decisions, actions, or proceedings undertaken by Seller prior to or on the Closing Date in connection with persons employed or seeking to be employed, including without limitation any and all claims, liabilities or obligations that arise out of, result from, or relate to (a) Employment and Labor Agreements, Employee Policies and Procedures or Plans (as such terms are hereinafter defined), (b) any National Labor Relations Board (“NLRB”) proceedings, (c) any other matters arising out of the employment of people, such as workers’ compensation, wage and hour, safety and health, employment discrimination, unfunded pension liability for vested and non-vested employees, vacation accruals, and the like, and (d) any liability, including without limitation federal and state income tax liability, by reason of Seller’s failure, through any act or omission prior to or on the Closing Date, to comply with the requirements of COBRA (as such term is hereinafter defined) with respect to any “qualified beneficiary” (as defined in COBRA); or

(ii) any and all liabilities or obligations of Seller in respect of (x) any Taxes (as such term is hereinafter defined) attributable to periods or events prior to or ending or occurring on the Closing Date, or (y) any Taxes, legal, accounting, brokerage, finder’s fees, or other expenses of whatsoever kind or nature incurred by Seller or any partner, affiliate, director, employee or officer of Seller as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; or

(iii) any and all liabilities or obligations of Seller arising out of any litigation, action, suit or proceeding based upon an event occurring, a condition existing or a claim arising (x) on or prior to the Closing Date (including, without limitation, the litigation, actions, suits, proceedings and claims listed on Schedule 3.15 hereof), or (y) after the Closing Date in the case of claims, litigation, actions, suits or proceedings in respect of products sold or services provided by Seller on or prior to the Closing Date and attributable to acts performed or omitted by Seller on or prior to the Closing Date; or

(iv) all warranties, liabilities or obligations to customers with respect to the repair or replacement of any products which have been manufactured, sold or otherwise provided by Seller on or prior to the Closing Date and which have been shipped by Seller on or prior to the Closing Date; or

(v) all warranties, liabilities or obligations to customers with respect to the repair or replacement of any products which have been manufactured, sold or otherwise provided by Seller on or prior to the Closing Date and which are shipped by Buyer after the Closing Date; or

(vi) any and all liabilities or obligations of Seller under any of the Contracts assigned to Buyer hereunder based upon an event occurring, a condition existing or a claim arising (x) on or prior to the Closing Date, or (ii) after the Closing Date in the case of liabilities or obligations thereunder attributable to acts performed or omitted by Seller on or prior to the Closing Date; or

(vii) any and all liabilities or obligations of Seller arising out of or related to this Agreement; or

(viii) any and all liabilities or obligations of Seller arising out of or related to City of Plymouth, Indiana Variable Rate Demand Economic Development Revenue Bonds, Series 1997 (the “Plymouth Revenue Bonds”); or

(ix) any Release (as such term is hereinafter defined) or threat of Release into the environment of a Hazardous Material (as such term is hereinafter defined) attributable to any condition or circumstance, known or unknown, existing or occurring at or on any real property or premises (1) owned, leased or occupied by Seller on or prior to the Closing Date, or (2) to which Hazardous Material has been sent or arranged for shipment by Seller on or prior to the Closing Date (hereafter an “Environmental Condition”), including without limitation (x) any suits, causes of action, proceedings, judgments, administrative and judicial orders arising out of any matter relating to such Environmental Condition, (y) any liability arising in tort (strict or otherwise) resulting from any such Environmental Condition, and (z) any required cleanup or full or partial remediation of such Environmental Condition in accordance with the provisions or requirements of any Environmental Law (as such term is hereinafter defined), provided that the level of cleanup is consistent with the prior use of such property or premises.

As used herein, the term “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended.

As used herein, the term “COBRA” means the provisions of the Code, ERISA and the Public Health Service Act enacted by Sections 10001 through 10003 of the Consolidated Omnibus Budget Reconciliation Act of 1985 (P.L. 99-272), including any subsequent amendments to such provisions.

As used herein, the term “Code” means the Internal Revenue Code of 1986, as amended.

As used herein, the term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

As used herein, the term “Environmental Laws” shall mean all applicable laws and regulations (federal, state, and local) relating to pollution or to the protection of public safety, public health, public welfare, industrial hygiene, or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including without limitation (i) those laws and regulations relating to the Release or threatened Release of Hazardous Materials and to the manufacture, generation, management, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, (ii) duties or requirements arising out of common law, and (iii) judicial and administrative interpretations thereof.

As used herein, the term “Hazardous Material” shall mean (i) any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous in any Environmental Law (including, without limitation, substances defined as “hazardous substances,” “hazardous materials,” or “hazardous waste,” “pollutant or contaminant,” “petroleum” or “natural gas liquids” in CERCLA, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, or comparable state and local statutes or in the regulations adopted pursuant to said statutes), and (ii) any asbestos, polychlorinated biphenyls, urea formaldehyde, lead based paint, petroleum, petroleum products, oil, solid waste, pollutants, and other contaminants (whether or not regulated under any Environmental Law).

As used herein, the term “Release” shall mean emitting, depositing, leaking, spilling, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

As used herein, the terms “Tax” or “Taxes” means all federal, foreign, state, county, local or other net or gross income, gross receipts, sales, use, transfer, transfer gains, ad valorem, value-added, franchise, production, severance, windfall profit, withholding, payroll, employment, excise or similar taxes, assessments, duties, fees, levies or other governmental charges (together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts).

1.4 No Expansion of Third-Party Rights. The assumption by Buyer of any liabilities of Seller hereunder shall in no way expand the rights or remedies of any third party against Buyer as compared to the rights and remedies that such third party would have had against Seller had Buyer not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of such liabilities shall not create any third-party beneficiary rights.

2. Closing Consideration; Adjustment; Allocation of Consideration.

2.1 Closing Consideration. The total consideration for the Purchased Assets shall consist of the following payments:

2.1.1 At the Closing, Buyer shall pay to Seller an amount equal to $12,150,000.00, as adjusted pursuant to this Section 2.1.1, less the Deposit (as defined in Section 2.1.2, (the “Initial Payment”). The Initial Payment shall be made by wire transfer to an account or accounts designated by Seller by written notice to Buyer given at least two (2) business days prior to the Closing Date. Seller shall deliver to Buyer an estimated balance sheet of the Seller as of the last day of the calendar month preceding the month in which the Closing Date occurs (the “Estimated Balance Sheet”), such balance sheet to be prepared in accordance with generally accepted accounting principles. If the excess of the total assets reflected on the Estimated Balance Sheet over the value of the Excluded Assets reflected on the Estimated Balance Sheet (the “Purchased Assets Value”) is greater than $8,802,000.00, the Initial Payment shall be increased by the amount by which the Purchased Assets Value is greater than $8,802,000.00. If the Purchased Assets Value is less than $8,802,000.00, the Initial Payment shall be decreased by the amount by which the Purchased Assets Value is less than $8,802,000.00.

2.1.2 (a) At the Closing, Buyer also shall deposit $715,000.00 (such amount, the “Deposit”) with U.S. Bank, N.A., as escrow agent (the “Escrow Agent”), which amount shall be held and disposed of pursuant to the terms of this Agreement and an Escrow Agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”).

(b) For United States federal income tax purposes (and any relevant state or local income, franchise or sales and use taxes purposes), (x) Seller and Buyer shall (x) treat all amounts deposited into the Escrow Fund as the property of Buyer on the date such amounts are deposited into the Escrow Fund, (y) Buyer shall report and pay any Taxes due and payable on any income earned on or with respect to the funds deposited in the Escrow Fund and (z) upon payment of funds from the Escrow Fund to Seller, Seller shall treat such funds as proceeds from the sale of Purchased Assets.

2.1.3 At the Closing, Buyer and Shareholder shall execute an Environmental Remediation Agreement in the form attached hereto as Exhibit C (the “Remediation Agreement”), pursuant to which Shareholder shall be responsible for (i) environmental remediation of the Owned Real Property located at Muncie, Indiana (the “Muncie Property”), and (ii) obtaining a Covenant Not to Sue from the State of Indiana Governor’s office concerning the Muncie Property (the “Covenant Not to Sue”).

2.2 Adjustment.

2.2.1 Within 90 days after the Closing Date, Seller shall deliver to Buyer financial statements for Seller as of the Closing Date which have been prepared in accordance with, and reflect all audit adjustments (regardless of amounts or materiality and whether or not waived in prior periods) required by, generally accepted accounting principles applied consistently with Seller’s prior financial statements and audited by Barnes Dennig & Company, Ltd. (the “Audited Financial Statements”). The balance sheet in the Audited Financial Statements shall separately list the assets and liabilities of the Galvanizing Division and the Products Division. At the time the audited financial statements are delivered to Seller, Seller shall make available to Buyer copies of the work papers and back-up materials used by Seller’s independent accounting firm in preparing the Audited

Financial Statements and such other documents as Buyer may reasonably request in connection with its review of the Audited Financial Statements. The fees and expenses payable to Barnes Dennig & Company, Ltd. shall be paid 50% by Seller and the Shareholder (jointly and severally) and 50% by Buyer.

2.2.2 Within 30 days after Buyer’s receipt of the Audited Financial Statements, Buyer shall review the Audited Financial Statements and notify Seller in writing whether or not Buyer accepts the Audited Financial Statements. If Buyer accepts the Audited Financial Statements, the Audited Financial Statements shall become final and binding on all parties.

2.2.3 If Buyer in good faith objects to any item set forth on the Audited Financial Statements, Buyer shall give notice thereof to Seller in writing within 30 days after receipt of the Audited Financial Statements, specifying in reasonable detail the nature and extent of such disagreement, and Buyer and Seller shall have a period of 30 days from Seller’s receipt of such notice in which to resolve such disagreement. Any disputed items which cannot be agreed to by the parties within 30 days from Seller’s receipt of Buyer’s notice of objection to any of the items set forth in the Final Adjustments Report shall be determined by the Fort Worth, Texas office of the accounting firm of Ernst & Young LLP. The engagement of and the determination by Ernst & Young LLP (or any other accounting firm designated by Ernst & Young LLP as set forth below) shall be completed within 60 days after such assignment is given to Ernst & Young LLP and shall be final and binding and shall be nonappealable by Seller and Buyer. If for any reason Ernst & Young LLP is unable to act in such capacity, such determination will be made by any other nationally recognized accounting firm selected by the Fort Worth, Texas office of Ernst & Young LLP. The fees and expenses payable to Ernst & Young LLP (or any other accounting firm designated by Ernst & Young LLP) in connection with such determination will be borne 50% by Seller and the Shareholder (jointly and severally) and 50% by Buyer, unless (i) the determination of Ernst & Young LLP (or any other accounting firm designated by Ernst & Young LLP) with respect to the disputed amounts results in a payment by Seller, out of the Escrow Fund or otherwise, in an amount which exceeds by more than $5,000.00 the amount Seller shall have last claimed Seller owes hereunder at the end of the 30 day period following Seller’s receipt of Buyer’s notice of objection, in which case the fees and expenses payable to Ernst & Young LLP (or any other accounting firm designated by Ernst & Young LLP) shall be paid by Seller and the Shareholder (jointly and severally), or (ii) the determination of Ernst & Young LLP (or any other accounting firm designated by Ernst & Young LLP) with respect to the disputed amounts results in a payment by Buyer in an amount which exceeds by more than $5,000.00 the amount Buyer shall have last claimed it owes hereunder at the end of the 30 day period following Seller’s receipt of Buyer’s notice of objection, in which case the fees and expenses payable to Ernst & Young LLP (or any other accounting firm designated by Ernst & Young LLP) shall be paid by Buyer.

2.2.4 Within three (3) business days after the date that the Audited Financial Statements become final and binding in accordance with Section 2.2.2 or 2.2.3, as the case may be, either (i) Buyer shall pay to Seller in cash (by means of federal funds wire or interbank transfer in immediately available funds) the amount by which the Purchased Assets Value determined based on the Audited Financial Statements is more than the Purchased Assets Value determined based on the Estimated Balance Sheet or (ii) Buyer shall be entitled to receive from the Escrow Fund a portion of the Deposit equal to the amount by which the Purchased Assets Value determined based on the Audited Financial Statements is less than the Purchased Assets Value determined based on the Estimated Balance Sheet, and Buyer and Seller shall promptly execute and deliver a joint instruction letter to the Escrow Agent to such effect. If Buyer is required to make a payment to Seller pursuant to this Section 2.2.4 and fails to do so, AZZ shall make such payment on behalf of Buyer as soon as practicable.

2.3 The Closing. The execution of this Agreement and the other documents contemplated herein shall occur at the offices of Kelly Hart & Hallman LLP, 201 Main Street, Suite 2500, Fort Worth, Texas 76102, at 2:00 p.m, local time, on October 31, 2006 and the closing of the purchase and sale of the Purchased Assets provided herein (the “Closing”) shall take place simultaneously at the offices of Kelly Hart & Hallman LLP, 201 Main Street, Suite 2500, Fort Worth, Texas 76102, at 2:00 p.m., local time (such date and time of Closing being herein referred to collectively as the “Closing Date”). The Closing shall be deemed to have occurred as of 12:00 a.m. on November 1, 2006.

3. Representations and Warranties of Seller and the Shareholder. Seller and the Shareholder, jointly and severally, represent and warrant to Buyer as follows:

3.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Except as set forth on Schedule 3.1 hereof, Seller (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly licensed or qualified to do business as a foreign corporation under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary except where the failure be so licensed or qualified would not result in a material adverse affect; (iii) has all requisite corporate power and authority to own its properties and carry on its business as now conducted; (iv) is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Seller is a party or is subject; (v) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject; and (vi) has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

3.2 Authorization, Validity and Effect of Agreements.

3.2.1 The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Board of

Directors of Seller and all of Seller’s stockholders, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby.

3.2.2 This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Seller and the Shareholder (but only with respect to such agreements and documents actually executed by such party) enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshalling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors’ rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

3.2.3 The execution and delivery of this Agreement by each of Seller and the Shareholder does not, and the consummation of the transactions contemplated hereby by each of Seller and the Shareholder will not, (i) except as set forth on Schedule 3.2 hereof, require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party; (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Encumbrance (as such term is hereinafter defined) upon any part of the property of Seller or the Shareholder pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Seller or the Shareholder is a party or by which any of them is bound; or (iii) violate or conflict with any provision of the bylaws or certificate of incorporation of Seller as amended to the date hereof. As used herein, the term “Encumbrance” means any security interest, pledge, mortgage, lien (including without limitation, environmental and tax liens), charge, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, transfer, or other exercise of any attributes of ownership.

3.3 Ownership of Capital Stock of Seller. Except as set forth on Schedule 3.3 hereof:

3.3.1 The Shareholder is the record and beneficial owner of all of the issued and outstanding capital stock of Seller.

3.3.2 There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Seller or obligating Seller or the Shareholder to issue or sell any shares of capital stock of, or any other interest in, Seller.

3.4 Financial Statements.

3.4.1 Seller has furnished to Buyer (i) a balance sheet of Seller as of December 31, 2005; (ii) a statement of operations of Seller for the year ended December 31, 2005; (iii) a balance sheet of Seller as of September 30, 2006 (the “Balance Sheet Date”); and (iv) a statement of operations of Seller for the nine months ended on the Balance Sheet Date; copies of which are attached hereto as Exhibit D. The financial statements referred to in (iii) and (iv) above are herein collectively referred to as the “Interim Financial Statements”. The financial statements referred to in (i) through (iv) above are herein collectively referred to as the “Financial Statements”.

3.4.2 The Financial Statements fully and fairly set forth, in all material respects, the financial condition of Seller as of the dates indicated, and the results of its operations for the periods indicated, in accordance with generally accepted accounting principles consistently applied, except as otherwise stated therein.

3.4.3 Seller has furnished to Buyer a balance sheet of Seller as of the Balance Sheet Date identifying assets unique to its Products Division and prepared in the same manner and in form consistent with the Products Division Balance Sheet attached as Attachment I to the Letter of Intent entered into by and among the parties on May 2, 2006.

3.5 Absence of Certain Changes or Events. Except as set forth on Schedule 3.5 hereof, since the Balance Sheet Date, there has not been: (i) any material adverse change in the business, operations, properties, condition (financial or other) or prospects of Seller, and no factor or condition exists and no event has occurred that would be likely to result in any such change, (ii) any material loss, damage or other casualty to the Purchased Assets (other than any for which insurance awards have been received or guaranteed), or (iii) any loss of the employment, services or benefits of any key employee of Seller’s Galvanizing Division. Except as set forth on Schedule 3.5 hereof, since the Balance Sheet Date, Seller has operated its business in the ordinary course of business consistent with past practice and has not: (i) incurred or failed to pay or satisfy any material obligation or liability (whether accrued, contingent or otherwise) except in the ordinary course of business, (ii) incurred or failed to discharge or satisfy any Encumbrance other than Encumbrances arising in the ordinary course of business consistent with past practice, (iii) sold or transferred any of the assets of Seller’s Galvanizing Division or canceled any debts or claims or waived any rights material to the operations of its business except in the ordinary course of business, (iv) defaulted on any material obligation, (v) entered into any transaction material to its business, or materially amended or terminated any arrangement material to its business or relating to its business, except in the ordinary course of business consistent with past practice, (vi) redeemed any of its capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of its capital stock or otherwise, or (vii) settled, released or forgiven any claim or litigation or waived any right thereto; (viii) made, changed or revoked any election or method of accounting with respect to Taxes affecting or relating to its business; (ix) entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to Taxes, or (x) entered into any agreement or made any commitment to do any of the foregoing.

3.6 Taxes.

(i) Except as provided in Schedule 3.6 attached hereto, the Seller has timely filed all returns and reports required to be filed for Taxes for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (“Pre-Closing Periods”) (collectively, the “Returns”) and such Returns as filed are accurate and complete in all material respects.

(ii) Except as provided in Schedule 3.6 attached hereto, the Seller has timely paid all Taxes (whether or not shown on a Return) for all Pre-Closing Periods or adequately disclosed and fully provided for such Taxes on the balance sheet of the Seller as of the Balance Sheet Date.

(iii) Except as provided in Schedule 3.6 attached hereto, there is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Seller, threatened by any authority regarding any Taxes relating to the Seller or the Assets for any Pre-Closing Period.

(iv) No claim has been made in the ten years preceding the date of this Agreement by any taxing authority in a jurisdiction where the Seller does not file Returns that the Seller or any of the Assets are or may be subject to taxation by that jurisdiction.

(v) There are no liens or security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Taxes.

(vi) Except as provided in Schedule 3.6 attached hereto, there are no agreements for the extension or waiver of the time for assessment of any Taxes relating to the Seller or the Assets for any Pre-Closing Period and the Seller has not been requested to enter into any such agreement or waiver.

(vii) All Taxes which the Seller is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(viii) Except pursuant to this Agreement, Seller is not now nor has been a party to any tax indemnification, tax allocation or tax sharing agreement that could result in any liability to the Purchaser.

(ix) Except as provided in Schedule 3.6 attached hereto, Seller has not been included in any “consolidated,” “unitary” or “combined” Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

3.7 Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property owned, leased or used by Seller in its Galvanizing Division are sufficient and adequate to carry on its business as presently conducted and, except as provided in Schedule 3.7 attached hereto, are in operating condition and repair and are suitable for the purposes for which they are used, normal “wear and tear” excepted.

3.8 Accounts Receivable. All trade accounts, notes and other receivables of Seller’s Galvanizing Division reflected in the Balance Sheet and all trade accounts, notes and other receivables of Seller’s Galvanizing Division included in the Purchased Assets or arising between the Balance Sheet Date and the date hereof have arisen in the ordinary course of business and represent bona fide, undisputed indebtedness (subject to no counterclaim, right of setoff or warranty claim, or to the extent subject to any counterclaim, right of setoff or warranty claim, are net of appropriate reserves therefor properly reflected in the Balance Sheet) incurred by the applicable account debtor for goods held subject to delivery instructions or heretofore shipped or delivered pursuant to a contract of sale or for services heretofore performed by Seller.

3.9 Inventory. The inventories of Seller’s Galvanizing Division reflected in the Interim Financial Statements or included in the Purchased Assets, or acquired by Seller between the Balance Sheet Date and the date hereof, are carried on a LIFO basis and do not include any inventory (other than the amount of normal shrinkage in inventory since the Balance Sheet Date) which is not usable or saleable in the ordinary course of business as heretofore conducted, unless full and adequate reserves have been provided therefor on such Interim Financial Statements in accordance with generally accepted accounting principles consistently applied.

3.10 Business Property Rights.

3.10.1 Schedule 3.10 hereof sets forth (i) all computer software, patents, and registrations for trademarks, trade names, service marks and copyrights which are unexpired as of the date hereof and which are used or held for use in connection with Seller’s Galvanizing Division, as well as all applications pending on said date for patents or for trademark, trade name, service mark or copyright registrations, and all other proprietary rights, owned or held by Seller; and (ii) all licenses granted by or to Seller and all other agreements to which Seller is a party and which relate, in whole or in part, to any items of the categories mentioned in (i) above or to other proprietary rights of Seller which are used or held for use in connection with Seller’s Galvanizing Division.

3.10.2 The property referred to in Section 3.10.1 hereof, together with (i) all designs, methods, inventions and know-how, related thereto and (ii) all trademarks, trade names, service marks, and copyrights claimed or used by Seller in connection with its Galvanizing Division which have not been registered (collectively “Business Property Rights”), constitute all such proprietary rights owned or held by Seller.

3.10.3 Seller owns or has valid rights to use all such Business Property Rights without conflict with the rights of others. Except as set forth in Schedule 3.15 hereof, no person or entity has made or, to the best of Seller’s and the Shareholder’s knowledge, threatened to make any claims that Seller is in violation of or infringes any other proprietary or trade rights of any third party. To the best of Seller’s and the Shareholder’s knowledge, no third party is in violation of or is infringing upon any Business Property Rights.

3.11 Real Property.

3.11.1 (a) Except as set forth on Schedule 3.11,

(i) Seller currently has in place commercial general liability insurance with respect to damage or injury to person or property occurring on the Owned Real Property and fire and extended coverage property insurance policies (collectively “Policies”); the Policies are in full force and effect and all premiums due thereunder have been paid; and Seller has not received any notice from any insurance company or the insurance companies which issued the Policies, stating (or indicating) that any of the Policies will not be renewed or will be renewed at a substantially higher premium than is presently payable therefor;

(ii) Seller has not received any notice from any insurance company which has issued a policy with respect to the Owned Real Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in the Owned Real Property or suggesting or requesting the performance of any repairs, alterations or other work to the Owned Real Property;

(iii) To the best of Seller’s and the Shareholder’s knowledge, all roads, parking areas, curbs, sidewalks, sewers and other utilities, buildings, fixtures and all other improvements included within the Owned Real Property (collectively, the “Improvements”), have been completed, constructed, and installed substantially in accordance with the plans and specifications therefor approved by the governmental authorities having jurisdiction, and all permanent certificates of occupancy and all other licenses, permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction and the requisite certificates of the local board of fire insurance underwriters (or other body exercising similar functions) have been issued for the Owned Real Property, have been paid for, and are in full force and effect; all of the same are assignable by Seller on the date hereof, and none of them will be invalidated, violated or otherwise adversely affected by the assignment thereof or by the transfer of the Owned Real Property to Buyer;

(iv) To the best of Seller’s and Shareholder’s knowledge, the Improvements have been constructed in a good and workmanlike manner, free from material defects in workmanship and material, in accordance with all applicable laws, rules, regulations, ordinances and codes and are being maintained and operated in compliance with all applicable laws, regulations, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions and easements (except where failure to be in compliance therewith would not have a material adverse effect on the value or use of the Owned Real Property), and Seller has not received notice, written or verbal, claiming any violation of any of the same;

(v) The location, construction, occupancy, operation and use of the Owned Real Property do not violate any applicable law, statute, ordinance, rule, regulation, order, certificate of occupancy or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Owned Real Property, including without limitation all applicable zoning ordinances and building codes, flood disaster laws, Americans with Disabilities Act, and health and Environmental Laws and regulations, including, without limitation, CERCLA;

(vi) No material defective condition (latent or otherwise), structural or nonstructural, with respect to the Owned Real Property or the Improvements exists; and, as applicable, the heating, ventilating and air conditioning, plumbing, sprinkler, electrical and drainage systems, the elevators, and the roofs at or serving the Owned Real Property are in working order;

(vii) Adequate water, sanitary sewer, storm sewer, drainage, electric, telephone, gas and other public utility systems and lines serve the Owned Real Property and are directly connected to the lines and/or other facilities of the respective public authorities or utility companies providing such services or accepting such discharge, either adjacent to the Owned Real Property or through easements or rights of way appurtenant to and forming a part of the Owned Real Property; and any such easements or rights-of-way have been fully granted, and all charges therefor have been fully paid by Seller and all charges for the aforesaid utility systems and the connection of the Owned Real Property thereto, including without limitation connection fees, “tie-in” charges and other charges now or hereafter to become due and payable, have been fully paid by Seller;

(viii) All contractors, subcontractors and other persons or entities furnishing work, labor, materials or supplies to Seller or any of Seller’s predecessors in interest for the development and construction of the Owned Real Property have been paid in full for all work performed to date except for retainage in customary amounts in accordance with the construction contracts for the Owned Real Property, and there are no claims against Seller or the Owned Real Property in connection therewith;

(ix) No zoning variances, special exceptions or other special relief from applicable governmental requirements have been issued for the construction of the Owned Real Property or for its present or intended use;

(x) No Improvements lie outside the boundaries and building restriction lines or encroach upon existing easements; no improvements on adjoining properties encroach upon the Owned Real Property; and no existing restrictions are or will be violated by the Improvements located upon the Owned Real Property;

(xi) Seller has not received any notice of any governmental regulation, order or requirement restricting the operation of the Owned Real Property in the manner in which the Owned Real Property is being operated on the date of this Agreement;

(xii) Seller has not received any written notice of, nor to the best of Seller’s or the Shareholder’s knowledge, is there any proceeding pending for the increase or decrease of the assessed valuation of all or any portion of the Owned Real Property;

(xiii) Seller has not received any notice of any condemnation proceeding or other proceedings in the nature of eminent domain in connection with the Owned Real Property;

(xiv) No portion of the Owned Real Property is located within an area designated as a flood hazard area or an area which will require the purchase of flood insurance for the obtaining of any federally insured or federally related loan; and no portion of the Owned Real Property is located in any conservation or historic district;

(xv) No assessments for public improvements have been made against the Owned Real Property which remain unpaid and all such assessments which have been or could be levied for public improvements ordered, commenced or completed prior to the Closing Date have been paid for in full by Seller;

(xvi) There are no special assessments respecting the Owned Real Property which will result from work, activities or improvements done to the Owned Real Property by Seller in the course of construction, alteration or repair of the Owned Real Property;

(xvii) Seller is the sole owner of the Owned Real Property and has good and marketable fee simple title to the Owned Real Property, free and clear of any encumbrances, except the Real Property Encumbrances (as defined in Section 7.12.1); and

(xviii) Other than Buyer, no person, firm, corporation or other entity has any right or option to acquire the Owned Real Property or any part thereof, or any interest therein.

(xix) Seller has not received any notice of any governmental regulation, order on requirement restricting the operation of the Owned Real Property in the manner in which the Owned Real Property is being operated on the date of this Agreement.

(b) Schedule 3.11(b) attached hereto identifies the real property leased or subleased by Seller relating to its Galvanizing Business (the “Leases”). Seller has not received any notification that it is in default with respect to any of the Leases, nor are there any disputes between any landlord and Seller with respect to the Leases that would affect the right of Seller to remain in possession or otherwise affect the current use of the property leased or the rental amount then due. Except as set forth in Schedule 3.11(b), Seller has performed all obligations required to be performed by it to date under, and is not in default in respect of, any Lease, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the best of Seller’s or the Shareholder’s knowledge, no other party to any Lease is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. At the Closing, Seller shall deliver to Buyer a Landlord Estoppel Certificate from each landlord under the Leases, in form and substance reasonably acceptable to Buyer, which delivery shall be a condition to Buyer’s obligation to close.

(c) Except as set forth on Schedule 3.11(c) attached hereto, true and complete copies of all Leases and all title reports, surveys, leases, licenses, permits, agreements, reports or other documents relating to the Owned Real Property have been made available to Buyer or its representatives.

(d) The consummation of the transactions contemplated by this Agreement will not affect in any way, or result in the termination of, any of the Leases, particularly those necessary to support activities permitted or licensed by federal, state or local regulatory authorities.

3.12 Title to Property; Encumbrances; Sufficiency of Purchased Assets. Seller has good, valid and marketable fee simple title to the Owned Real Property and good, valid and marketable title to all the properties and assets shown on the Interim Financial Statements or thereafter acquired used in connection with its Galvanizing Division, including the Purchased Assets (except for (i) inventory subsequently sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice, (ii) accounts receivable subsequently collected in the ordinary course of business consistent with past practice and (iii) immaterial amounts of inventory, machinery and equipment that have been determined to be obsolete or otherwise not necessary and have been disposed of in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances except for any Encumbrance reflected in Schedule 3.12 hereof. No part of Seller’s business is operated by Seller through any person or entity other than Seller. The Purchased Assets comprise all assets and services required for the continued conduct of Seller’s Galvanizing Division as now being conducted. The Purchased Assets are adequate for the purposes for which such assets are currently used or are held for use, and there are no facts or conditions affecting the Purchased Assets which could, in the aggregate, interfere with the use or operation thereof as currently used or operated, or their adequacy for such use.

3.13 Licenses and Permits. Schedule 3.13 hereof sets forth a true and complete list of all of Seller’s licenses, permits, franchises, authorizations, registrations, approvals and certificates of occupancy (or their equivalent) issued or granted to it with respect to Seller’s Galvanizing Division by the government of the United States or of any state, city, municipality, county or town thereof, or of any foreign jurisdiction, or any department, agency, board, division, subdivision, audit group or procuring office, commission, bureau or instrumentality of any of the foregoing (the “Licenses and Permits”), and all pending applications therefor. Except as set forth on Schedule 3.13, each of Seller’s Licenses and Permits has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the best of Seller’s and the Shareholders’ knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect.

3.14 Compliance with Law. Except as set forth on Schedule 3.14 hereof: (i) the operations of Seller’s business have been conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities, domestic or foreign, having jurisdiction over Seller and its assets, properties and operations; and (ii) neither Seller nor the Shareholder has received notice of any violation of any such law, regulation, order or other legal requirement, or is in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to Seller’s business or the Purchased Assets.

3.15 Litigation. Except as set forth in Schedule 3.15 hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the best of Seller’s and the Shareholders’ knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Seller or any of its officers, directors, employees, or agents involving, affecting or relating to any of the Purchased Assets or the transactions contemplated by this Agreement, nor, to the best of Seller’s and Shareholder’s knowledge, does there exist any fact which might reasonably be expected to give rise to any such suit, proceeding, dispute or investigation. Neither Seller nor any of the Purchased Assets is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority, domestic or foreign, or any arbitrator of any nature, that affects or might affect the Purchased Assets, or that would or might interfere with the transactions contemplated by this Agreement.

3.16 Contracts. Schedule 3.16 hereof sets forth a true and complete list of all Contracts, including but not limited to: (i) leases, licenses, permits, insurance policies and other arrangements concerning or relating to machinery, equipment or real estate; (ii) employment, consulting, collective bargaining or other similar arrangements relating to or for the benefit of current, future or former employees, agents, and independent contractors or consultants; (iii) agreements and instruments relating to the borrowing of money or obtaining of or extension of credit, (iv) brokerage or finder’s agreements; (v) contracts involving a sharing of profits or expenses; (vi) acquisition or divestiture agreements; (vii) service agreements, manufacturer’s representative, or distributorship agreements; (viii) arrangements limiting or restraining Seller from engaging or competing in any lines of business or with any person or entity; (ix) documents granting a power of attorney; (x) agreements with customers or suppliers (including, without limitation, the Agreement for the Provision of Galvanizing Services, as amended, between Seller and PiRod, Inc. and dated as of May 12, 1997 (as amended to date, the “Valmont Industries Contract”)); and (xi) any other agreements or arrangements that are material to Seller’s Galvanizing Division or the Purchased Assets.

All of the Contracts are in full force and effect and are valid, binding and enforceable against the parties thereto in accordance with their terms. Seller and, to its knowledge and the Shareholder’s knowledge, each other party to the Contracts has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, the Contracts, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Contracts are assignable from Seller to Buyer (and/or its affiliates) and the enforceability of the Contracts will not be affected in any manner by the execution, delivery and performance of this Agreement and the assignment of the Contracts pursuant hereto. Seller has delivered to Buyer or its representatives true and complete originals or copies of all the Contracts. Without limiting the generality of this paragraph, the representations and warranties set forth herein are specifically intended to apply to the Valmont Industries Contract.

3.17 Labor Matters. With respect to employees of the Galvanizing Division, except as set forth in Schedule 3.17 hereof: (i) Seller is not a party to any employment agreements with employees that are not terminable at will, or that provide for the payment of any bonus or commission, (ii) Seller is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by law), (iii) Seller is not a party to any collective bargaining agreement or other labor union contract nor does Seller know of any activities or proceedings of any labor union to organize any such employees, and (iv) Seller is not a party to or subject to any conciliation agreements, consent decrees or settlements with respect to Seller’s Galvanizing Division or its employees. Seller has furnished to Buyer complete and correct copies of all such agreements (the “Employment and Labor Agreements”). Seller has not breached or otherwise failed to comply with any provisions of the Employment and Labor Agreements, there are no grievances outstanding thereunder and all of such agreements are assignable to Buyer.

Except as set forth in Schedule 3.17 hereof: (i) Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours and terms and conditions of employment except where failure to comply would not have a material adverse effect on the value of the Purchased Assets or the financial condition or operations of the Galvanizing Division, (ii) there is no unfair labor practice charge or complaint pending before the NLRB relating to Seller, or, to Seller’s and the Shareholder’s knowledge, threatened against Seller, (iii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to Seller’s and the Shareholder’s knowledge, threatened against or affecting Seller, and Seller has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to employees of Seller, (iv) there is no representation, claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of Seller, (v) there are no charges with respect to or relating to Seller pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices, and (vi) neither Seller nor the Shareholder has received notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of it and no such investigation is in progress.

Seller has furnished Buyer with a complete and accurate list of all its employee manuals, policies, procedures and work-related rules affecting employees of the Galvanizing Division (“Employee Policies and Procedures”). Seller has provided Buyer with a copy of all its written Employee Policies and Procedures and a written description of all unwritten Employee Policies and Procedures. Each of the Employee Policies and Procedures can be amended or terminated at will by Seller.

3.18 Employee Plans. With respect to employees of Seller’s Galvanizing Division, except as set forth in Schedule 3.18 hereof, Seller does not maintain and does not have any obligation to contribute to any pension, savings, retirement, health, life, disability, other insurance, severance, bonus, incentive compensation, stock option or other equity-based or other employee benefit or fringe benefit plans, whether or not “employee benefit plans” as defined in Section 3(3) of ERISA (collectively referred to herein as the “Plans”). Seller or any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with Seller under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has incurred no liability under Title IV of ERISA or Section 412 of the Code, except for any such liability which has been satisfied in full, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to Seller or any ERISA Affiliate.

3.19 Insurance. Schedule 3.19 hereof lists the fidelity bonds and the aggregate coverage amount and type and generally applicable deductibles of all insurance policies insuring Seller and/or the Purchased Assets or relating to employees of Seller’s Galvanizing Division. All policies and bonds listed in Schedule 3.19 hereof are in full force and effect through the date hereof.

3.20 Environmental Matters. Except as set forth on Schedule 3.20 hereof: (i) all Licenses and Permits required under all Environmental Laws have been obtained and maintained in effect for Seller and the Purchased Assets; (ii) Seller and the Purchased Assets are in compliance with all Environmental Laws and with all such Licenses and

Permits except where failure to comply would not have a material adverse effect on the value or present or intended use of the Purchased Assets or the financial condition or operations of the Galvanizing Division; (iii) Seller has not performed or suffered any act which could give rise to, or has otherwise incurred, liability to any Person under any Environmental Law, nor has Seller or the Shareholder received notice of any such liability or any Claim therefor or submitted notice pursuant to section 103 of CERCLA to any governmental agency nor provided information in response to a request for information pursuant to Section 104(e) of CERCLA or any analogous state or local information gathering authority; (iv) no Hazardous Material has been released, placed, dumped or otherwise come to be located on, at, beneath or near any of the Purchased Assets or any surface waters or groundwaters thereon or thereunder; (v) there have been and are no aboveground or underground storage tanks or asbestos-containing materials located at or within the premises where any of the Purchased Assets are located; (vi) none of Seller’s properties previously owned or leased is identified or proposed for listing on the National Priorities List under 40 C.F.R. § 300 Appendix B, the Comprehensive Environmental Response Compensation and Liability Inventory System (“CERCLIS”) or any analogous list of any state or foreign government and neither Seller nor the Shareholder is aware of any conditions on such properties which, if known to a governmental authority, would qualify such properties for inclusion on any such list; (vii) Seller has furnished Buyer with copies of all environmental studies, assessments or reports; (viii) none of the properties previously owned or leased by Seller, or any current or previous business operations conducted by it, are the subject of any investigation respecting any violation of any Environmental Law, or any releases of Hazardous Material into any surface water, ground water drinking water supply, land surface or subsurface strata, or ambient air; (ix) Seller has not reported any material violation of any applicable Environmental Law to any governmental authority; (x) Seller has not sent, transported, or directly arranged for the transport of any garbage, solid waste or Hazardous Material, whether generated by it or another Person, to any site listed on the National Priorities List or proposed for listing on the National Priorities List or to a site included on the CERCLIS list, or any state list of sites requiring investigation or remedial action as a result of environmental issues; (xi) there is not now, nor has there ever been on or in any properties previously leased or owned by Seller, any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; (xii) generation of hazardous waste has only occurred in compliance with Environmental Laws and only as reasonably necessary to operate the Galvanizing Division operations; and (xiii) there are no Environmental Conditions on any of Seller’s properties requiring full or partial remediation under any Environmental Law.

3.21 Customers and Suppliers. Except as set forth on Schedule 3.21 hereof: (i) neither Seller nor the Shareholder has received notice that, nor does Seller or the Shareholder have any knowledge that, any customer of Seller’s Galvanizing Division has, will or plans to discontinue doing business with Seller; (ii) Seller does not have any outstanding purchase contracts or commitments or unaccepted purchase orders relating to the Galvanizing Division which are in excess of the normal, ordinary and usual requirements; (iii) Seller has not received payment for any services to be performed after the Closing or any products to be delivered or manufactured after the Closing through the Galvanizing Division; (iv) no supplier or subcontractor to the Galvanizing Division has reduced its shipments of orders issued by Seller, or threatened to discontinue supplying such items or services to Seller on reasonable terms; and (v) neither Seller nor the Shareholder has received notice that, nor does Seller or the Shareholder have any knowledge that, any such supplier or subcontractor to Seller has, will or plans to discontinue doing business with Seller on substantially the same terms as are consistent with its past practices.

3.22 No Brokers. Neither Seller nor any related party has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

3.23 No Other Agreements to Sell the Purchased Assets. Neither Seller nor any related party has any commitment or legal obligation to any other person other than Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets (other than inventory in the ordinary course of business), to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

3.24 Accuracy of Information. None of Seller’s or the Shareholder’s representations, warranties or statements contained in this Agreement or in the Schedules and Exhibits hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements, in light of the circumstances under which they were made, not misleading. All information relating to Seller that is known or would on reasonable inquiry be known to Seller and/or the Shareholder and that may be material to a purchaser of the Purchased Assets has been disclosed in writing to Buyer.

3.25 Knowledge. As used in this Agreement, the term “knowledge” or “best knowledge” (i) of Seller means the actual knowledge, after reasonable investigation, of R. Timothy Harris and Gregg Battaglia and (ii) of Shareholder means the actual knowledge, after reasonable investigation, of Marcy R. Wydman.

3.26 Disclosure Schedules. As used in this Article 3, “Disclosure Schedules” shall mean the schedule of exceptions and other disclosures attached hereto at the Closing.

4. Representations and Warranties of AZZ. AZZ represents and warrants to Seller and the Shareholder as follows:

4.1 Existence; Good Standing; Corporate Authority; Compliance With Law. AZZ (i) is a corporation duly organized under the laws of its jurisdiction of organization; (ii) is duly licensed or qualified to do business as a corporation under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary; (iii) has all requisite corporate power and authority to own its properties and carry on its business as now conducted; (iv) is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which AZZ is a party or is subject; (v) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject; and (vi) has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

4.2 Authorization, Validity and Effect of Agreements.

4.2.1 The execution and delivery of this Agreement and all agreements and documents contemplated hereby by AZZ, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action.

4.2.2 This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of AZZ (but only with respect to such agreements and documents actually executed by AZZ) enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshalling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors’ rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

4.2.3 Except for required filings with the Securities and Exchange Commission, the execution and delivery of this Agreement by AZZ does not, and the consummation of the transactions contemplated hereby will not, (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Encumbrance upon any part of the property of AZZ pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which AZZ is a party or by which it is bound, and (iii) violate or conflict with any provision of the bylaws or certificate of incorporation of AZZ as amended to the date hereof.

5. Representations and Warranties of Buyer. AZZ and Buyer represent and warrant, jointly and severally, to Seller and the Shareholder as follows:

5.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Buyer (i) is a corporation duly organized under the laws of its jurisdiction of organization; (ii) is duly licensed or qualified to do business as a corporation under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary; (iii) has all requisite corporate power and authority to own its properties and carry on its business as now conducted; (iv) is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Buyer is a party or is subject; (v) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject; and (vi) has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

5.2 Authorization, Validity and Effect of Agreements.

5.2.1 The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Buyer, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action.

5.2.2 This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Buyer (but only with respect to such agreements and documents actually executed by Buyer) enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshalling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors’ rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

5.2.3 The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Encumbrance upon any part of the property of Buyer pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Buyer is a party or by which it is bound, and (iii) violate or conflict with any provision of the bylaws or certificate of incorporation of Buyer as amended to the date hereof.

6. Survival of Provisions/Indemnification.

6.1 Survival of Provisions. All the respective representations, warranties covenants and agreements of each of the parties to this Agreement made herein or in any certificate or other document furnished or to be furnished by the parties pursuant hereto (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall be considered to have been relied upon by the other party hereto, as the case may be, shall survive delivery by the parties hereto of the consideration to be given by them hereunder, and shall survive the execution hereof, the Closing hereunder and the Closing Date for a period of eighteen months, except for the representations and warranties of Seller and the Shareholder contained in Sections 3.6 and 3.20 which shall survive until the expiration of the statute of limitations applicable thereto.

6.2 Indemnification by Seller and the Shareholder. Upon the terms and subject to the conditions set forth in Sections 6.4 and 6.5 hereof and this Section 6.2, Seller and the Shareholder, jointly and severally, agree to indemnify, defend, protect, save and hold harmless each Buyer Indemnitee (as such term is hereinafter defined) against, and will reimburse each Buyer Indemnitee on demand for, any and all Losses (as such term is hereinafter defined) made or incurred by or asserted against such Buyer Indemnitee, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following (“Seller Indemnifiable Claims”):

(a) any and all Excluded Liabilities other than those liabilities relating to the Muncie Property that are covered by the terms of the Remediation Agreement; or

(b) any inaccuracy, omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Seller or the Shareholder contained herein or in any certificate or other instrument furnished or to be furnished by Seller or the Shareholder to Buyer pursuant hereto.

As used herein, the term “Losses” shall mean, with respect to any person or party, any payment, loss, liability, obligation, damage (including, without limitation, consequential, punitive, special or otherwise), deficiency, lien, claim, suit, cause of action, judgment, cost (including, without limitation, any cost relating to remediation of Environmental Conditions) or expense (including, without limitation, reasonable attorneys’ fees and court costs) of any kind, nature or description.

As used herein, the term “Buyer Indemnitee” shall mean Buyer and any entity controlling, controlled by or under common control with Buyer.

As used herein, the term “control,” “controlling,” and “controlled” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or party, whether through the ownership of voting securities or voting interests, by contract or otherwise.

6.3 Indemnification by Buyer. Upon the terms and subject to the conditions set forth in Section 6.4 hereof and this Section 6.3, Buyer agrees to indemnify, defend, protect, save and hold harmless Seller and the Shareholder against, and will reimburse Seller on demand for, any and all Losses made or incurred by or asserted against Seller, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following (“Buyer Indemnifiable Claims”):

(a) any Assumed Liability;

(b) any inaccuracy, omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Buyer contained herein or in any certificate or other instrument furnished or to be furnished by Buyer to Seller pursuant hereto; or

(c) any event occurring subsequent to the Closing related to the Purchased Assets or the Galvanizing Division other than as a result of or relating to the continuation of a condition or occurrence that existed or took place prior to Closing.

6.4 Conditions of Indemnification. With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any Seller Indemnifiable Claim or Buyer Indemnifiable Claim (a “Claim”):

(a) Promptly after the party seeking indemnification (the “Indemnified Party”) first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a “Third Party Claim”), promptly after the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall give notice to the party from whom indemnification is sought (the “Indemnifying Party”) of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents.

(b) The obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to any Claim shall not be affected by the failure of the Indemnified Party to give the notice with respect thereto in accordance with Section 6.4(a) hereof unless the Indemnifying Party shall establish that it has been irretrievably prejudiced thereby.

(c) If the Claim involves a Third Party Claim, then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party’s reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party’s sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim. If the Indemnified Party so elects (for reasons other than the Indemnifying Party’s failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Section 6.2 or 6.3 hereof with respect to other Third Party Claims, regardless of the outcome of such Third Party Claim. If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney’s fees incurred by the Indemnified Party in connection with such Third Party Claim. In any event, Seller and the Buyer Indemnitees shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

6.5 Limitations on Indemnification. Notwithstanding anything to the contrary contained herein, rights to indemnification under Section 6.2 hereof are subject to the following limitations:

6.5.1 The Seller and the Shareholder shall not be liable for Losses in respect of any Seller Indemnifiable Claims made by any Buyer Indemnitee unless the total of all Losses in respect of such Seller Indemnifiable Claims made by the Buyer Indemnitees shall exceed $125,000 in the aggregate (the “Indemnity Threshold”), at which point the Seller and the Shareholder shall be obligated to indemnify all claims by each Buyer Indemnitee for all Losses in excess of the Indemnity Threshold, but subject to the other limitations established by Section 6.5.2.

6.5.2 Except for Losses incurred by Buyer Indemnitees with respect to Seller Indemnifiable Claims relating to (i) an intentional misrepresentation or intentional omission by any Seller or the Shareholder, or (ii) a breach of a representation or warranty of Seller or the Shareholder contained in Sections 3.6, 3.12 or 3.18, the aggregate amount payable by Seller and the Shareholder pursuant to Section 6.2 hereof shall not exceed $12,500,000 (the “Cap”).

6.5.3 With respect to any Losses incurred by any Buyer Indemnitee with respect to any Seller Indemnifiable Claims relating to (i) an intentional misrepresentation or intentional omission by Seller or the Shareholder, or (ii) a breach of a representation or warranty of Seller or the Shareholder contained in

Sections 3.6, 3.12 or 3.18, such Buyer Indemnitee shall be entitled to indemnification under Section 6.2 hereof for all such Losses incurred by such Buyer Indemnitee with respect to such Seller Indemnifiable Claim without limitation as to the amount of such Losses.

6.6 Payments by AZZ. If Buyer fails to make any payment with respect to a Buyer Indemnifiable Claim when due pursuant to the terms of this Article 6, AZZ shall immediately make such payments on behalf of Buyer.

7. Other Covenants and Agreements.

7.1 Restrictive Covenants.

7.1.1 Customer Restriction. Each of Seller and the Shareholder covenants and agrees that it or she shall not, for a period of five years from and after the Closing Date, working alone or in conjunction with one or more other persons or entities, for compensation or not, (i) provide or offer to provide to any Customer (as such term is hereinafter defined) any product or service similar to that offered by Seller’s Galvanizing Division immediately prior to the Closing Date, or (ii) induce or attempt to induce any Customer to withdraw, curtail or cancel its business with Buyer or any of its subsidiaries or affiliates or in any manner modify or fail to enter into any actual or potential business relationship with Buyer or any of its subsidiaries or affiliates. As used in this Section 7.1, the term “Customer” means (i) any person or entity for whom Seller provided galvanizing services on or prior to the Closing Date or to whom Seller provided any galvanizing related product on or prior to the Closing Date; or (ii) any person or entity for whom Buyer or any of its subsidiaries or affiliates provided or provides galvanizing services after the Closing Date or to whom Buyer or any of its subsidiaries or affiliates provided or provides a galvanizing related product after the Closing Date.

7.1.2 Non-Raid. Each of Seller and the Shareholder covenants and agrees that it or she shall not, for a period of three years from and after the Closing Date, working alone or in conjunction with one or more other persons or entities, for compensation or not, hire, recruit or otherwise solicit or induce any person or entity who is an employee or Vendor of Seller’s Galvanizing Division on the Closing Date or within the six months immediately preceding the Closing Date had been an employee or Vendor of Seller’s Galvanizing Division, or who is an employee or Vendor of Buyer or any of its subsidiaries or affiliates after the Closing Date, to terminate their employment with, or otherwise cease or reduce their relationship with, Buyer or any of its subsidiaries or affiliates, as the case may be. As used in this Section 7.1, the term “Vendor” means (i) any third party selling or licensing a product or service to a Customer or to Seller’s Galvanizing Division on or prior to the Closing Date; or (ii) any third party selling or licensing a product or service to a Customer or to Buyer or any of its subsidiaries or affiliates after the Closing Date.

7.1.3 Non-Competition. Each of Seller and the Shareholder covenants and agrees that it or she shall not, for a period of five years from and after the Closing Date, working alone or in conjunction with one or more other persons or entities, for compensation or not, permit Seller’s or such Shareholder’s name to be used by or engage in or carry on, directly or indirectly, either for itself or as a member of a partnership or other entity or as a stockholder, member, investor, agent, associate or consultant of any person, partnership, corporation, limited liability company or other entity (other than Buyer or a subsidiary or affiliate of Buyer), any business in competition with the galvanizing business purchased hereunder (but only for as long as such business is carried on by (i) Buyer and/or any of its subsidiaries or affiliates or (ii) any person, corporation, limited liability company, partnership, trust or other organization or entity deriving title from Buyer and/or any of its subsidiaries or affiliates to the assets and goodwill of such business) in any county in any state of the United States within 500 miles of the Owned Real Property. The parties intend that the covenants contained in this Section 7.1.3 shall be deemed to be a series of separate covenants, one for each county in each state of the United States within 500 miles of the Owned Real Property and, except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in this Section 7.1.3. The parties shall allocate $300,000 of the Purchase Price to the Restrictive Covenants contained in this Section 7.1.3.

7.1.4 Reformation. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants contained in Section 7.1.1, 7.1.2 or 7.1.3 hereof because the time limit is too long, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants contained in Section 7.1.1, 7.1.2 or 7.1.3 hereof because it is more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Buyer, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

7.1.5 Injunctive Relief. Each of Seller and the Shareholder acknowledge that a breach of Section 7.1.1, 7.1.2 or 7.1.3 hereof would cause irreparable damage to Buyer, and in the event of its actual or threatened breach of the provisions of Section 7.1.1, 7.1.2 or 7.1.3 hereof, Buyer shall be entitled to a temporary restraining order and an injunction restraining Seller and/or the Shareholder from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Seller and the Shareholder. Nothing shall be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Seller and/or the Shareholder. Each of Seller and the Shareholder acknowledge that the restrictions set forth in Sections 7.1.1, 7.1.2 and 7.1.3 hereof are reasonable in scope and duration, given the nature of the business of Buyer.

7.2 Consents and Approvals. Seller and the Shareholder (a) shall, at their cost and expense, use reasonable efforts to obtain all necessary authorizations, consents, waivers and approvals of all governmental and regulatory authorities, and of all other persons or entities required in connection with the execution, delivery and performance by it and her of this Agreement (including, without limitation, obtaining all authorizations, consents, waivers and approvals as may be required in connection with the assignment of those Contracts to be assigned to Buyer pursuant hereto), and (b) shall reasonably assist and cooperate with Buyer in preparing and filing all documents, including permit transfers, modifications and applications required to be submitted by Buyer to any governmental or regulatory authority, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by Buyer in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Buyer all information concerning Seller, the Shareholder or the Purchased Assets that counsel to Buyer reasonably determines is required to be included in such documents or would be helpful in obtaining any such consent, waiver, novation, authorization or approval).

7.3 Public Announcements. Upon execution of this Agreement, Buyer shall be entitled to issue such press releases or make any public statements or reports concerning the Agreement or the transactions contemplated hereby required or advisable under any applicable law or by any governmental authority having jurisdiction over such matters with such content and wording as Buyer shall in its sole discretion deem appropriate; provided, however, that Seller shall have a reasonable opportunity to review and comment on such content and wording prior to its release. Neither Seller nor the Shareholder shall make any disclosure of the terms of this Agreement that is inconsistent with the public statements of Buyer described in the preceding sentence.

7.4 Execution of Additional Documents. Each party hereto will at any time, and from time to time after the Closing Date, upon request of the other party hereto, execute, acknowledge and deliver, without payment, all such further deeds, assignments, transfers, conveyances, powers of attorney and assurances, and take all such further action, as may be required to carry out or effectuate the intentions and purposes of this Agreement, and to transfer and vest title to any Purchased Asset being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Purchased Assets sold, granted, assigned, transferred, delivered and conveyed pursuant hereto; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

7.5 Costs and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

7.6 Transfer Taxes. Any and all sales, use, transfer, registration, transfer gains or similar Taxes and fees (including interest and penalties thereon) (“Transfer

Taxes”) which result from the transfer of the Purchased Assets or Assumed Liabilities pursuant to this Agreement shall be borne one-half by Seller and/or the Shareholder and one-half by Buyer. The Seller, with the cooperation of Buyer, shall prepare and file any related tax returns required to be filed in connection with the payment of such Transfer Taxes on a timely basis, and Seller shall provide Buyer with copies of all returns and evidence of payment of all Transfer Taxes. After the Closing Date, Seller and the Shareholder shall, upon the request of Buyer, promptly reimburse Buyer for any Transfer Taxes or related expenses for which either Seller or the Shareholder is responsible under this Agreement but which have been paid by Buyer.

7.7 Cooperation on Tax Matters; Business Records. Buyer, Seller and the Shareholder agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to Seller as is reasonably necessary for the preparation and filing of any return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters.

Buyer agrees to retain possession of all accounting, business, financial and Tax records and information (i) relating to the Purchased Assets and Seller’s business in existence on the Closing Date transferred to Buyer hereunder and (ii) coming into existence after the Closing Date which relate to the Purchased Assets and Seller’s business prior to or on the Closing Date, for the period not to exceed six years from the Closing Date. In addition, from and after the Closing Date, Buyer agrees that it will not unreasonably withhold access by Seller and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and with reasonable charge), to such personnel, books, records, documents and any or all other information relating to the Purchased Assets and Seller’s business as Seller or the Shareholder may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any such Tax return, filing, audit, protest, claim, suit, inquiry or other proceeding. Such access shall include without limitation access to any computerized information retrieval systems relating to Seller’s business.

7.8 Allocation of Total Purchase Price. On the Closing Date, Buyer and Seller shall prepare a preliminary allocation of the Total Purchase Price (as such term is hereinafter defined) and the Assumed Liabilities among the Purchased Assets (any agreed allocation hereinafter referred to as the “Allocation”) and the covenant not to compete set forth in Section 7.1.3 of this Agreement. Upon the completion of the Audited Financial Statements, Buyer and Seller shall agree on a final allocation of the Purchase Price, which allocation shall be consistent with the Allocation. The Purchased Assets Allocation shall be done in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder. In addition, Buyer and Seller hereby undertake to file timely Form 8594 pursuant to the Treasury Regulations promulgated under Section 1060(b) of the Code. In the event that the Parties are unable to agree on the Allocation within 30 days after the completion of the Audited Financial Statements, the Parties will submit the Allocation to Ernst & Young, LLP for determination within 30 days thereafter. The Allocation determined by Ernst & Young, LLP shall be binding on the Parties, and the fees of that firm will be paid equally by the Parties. Neither Buyer nor Seller shall take any position with any Taxing authority that is inconsistent with the Allocation. In the event that any Tax authority disputes the Allocation, Seller or Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute. Seller agrees that Buyer shall control any dispute relating to the Allocation, at Buyer’s sole cost and expense. As used herein, the term “Total Purchase Price” shall mean the Initial Payment, as adjusted, plus the Deposit.

7.9 Proration of Property Taxes. Ad valorem real property and personal property Taxes and assessments on the Purchased Assets shall be prorated between Buyer and Seller as of the Closing Date, based on estimates of the amount of taxes that will be due and payable on the Purchased Assets during the calendar year in which the Closing Date occurs. Subsequent to Closing, after the amount of taxes and assessments on the Purchase Assets for such year is known, Seller and Purchaser shall readjust the amount of taxes to be paid by each party with the result items relating to time periods ending on or prior to the Closing Date shall be allocated to Seller and items relating to time periods beginning after the Closing Date shall be allocated to Buyer.

7.10 Offer of Employment. Buyer may, but shall not be required to, offer employment to individuals who are employees of Seller on the Closing Date, in accordance with Buyer’s normal hiring practices. Buyer, or its affiliates, shall offer employment to a sufficient number of Seller’s Galvanizing Division employees on such terms and conditions so that Seller is not required to provide notice of a “plant closing” or “mass layoff” to any person or entity under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. or any other similar federal, state or local law or regulation (the “WARN Act”) as a result of the termination of employment or its employees by Seller as of the Closing. Set forth on Schedule 7.10 hereof is a list of all employees of Seller’s Galvanizing Division as of the date hereof and their annual rate of compensation. Seller shall cooperate with all requests made by Buyer for the purpose of facilitating Buyer’s hiring of such employees. As used herein, “Transferred Employees” shall mean all such employees to whom employment is offered by Buyer as provided above and who accept employment with Buyer, including without limitation those on medical, disability or other leave of absence. Buyer shall comply with all provisions of the WARN Act with respect to all of Seller’s employees employed in the Galvanizing Division. Buyer shall permit all Transferred Employees to participate in Buyer’s 401(k) plan pursuant to the terms thereof and, in connection therewith, shall credit each Transferred Employee with the number of days such Transferred Employee was employed by Seller for purposes of any length of service requirements under such 401(k) plan. Nothing herein expressed or implied shall confer upon any Transferred Employee or other employee or former employee of Seller or legal representatives thereof, any rights or remedies, including without limitation any right to employment or continued employment for any specified period, of any nature or kind whatsoever, or, except as otherwise provided in this Section 7.10, any right to specific terms or conditions of employment (including rate of pay, fringe benefits or position) under or by reason of this Agreement. The employment of any Transferred Employee or all Transferred Employees may be terminated by Buyer for any reason or for no reason at any time after the Closing Date. With respect to employees who either are not extended an offer of employment with Buyer or who choose not to accept an offer of employment with Buyer, Seller and the Shareholder covenant and agree to cooperate with and to assist Buyer at Buyer’s sole cost and expense in obtaining the agreement of those employees to continue to be available to Buyer during a transition period of six months beginning on the Closing Date.

7.11 Guaranty of Receivables. At the Closing, Seller and the Shareholder shall execute and deliver to Buyer a Guaranty in the form attached as Exhibit E hereto (the “Receivables Guaranty”), under the terms of which Seller and the Shareholder shall, jointly and severally, unconditionally guarantee that all indebtedness represented by the accounts and notes receivable of Seller as of the Closing Date that are included in the Purchased Assets (net of any allowance for doubtful accounts on the Interim Financial Statements) will be paid by the respective debtors to Buyer. In the event such net indebtedness is not paid within 180 days after the Closing Date, Seller and the Shareholder shall, jointly and severally, within ten days following receipt from Buyer of notice to such effect, make payment to Buyer of an amount in cash equal to the difference between such net indebtedness and the amount collected in respect of such accounts and notes receivable, whereupon Buyer shall promptly assign or cause to be assigned to Seller or the Shareholder all rights, claims, actions or causes of action which Buyer may have relating to such unpaid receivables. All out-of-pocket costs and expenses incurred by Buyer during the six-month period immediately after the Closing Date with respect to the collection of such accounts and notes receivable (including, without limitation, attorneys’ fees and court costs) shall be the sole responsibility of Seller and the Shareholder, and Seller and the Shareholder shall reimburse Buyer therefor as part of the Receivables Guaranty. Following the Closing Date, Buyer shall send statements to the account debtors or note makers, write letters and make telephone calls seeking payment. Buyer shall not be obligated to commence a suit to enforce payment of any accounts or notes receivable or undertake any extraordinary collection efforts.

7.12 Real Estate Covenants and Conditions.

7.12.1 With respect to the Owned Real Property, Buyer, at its sole cost and expense, shall have obtained (i) a commitment for title insurance (a “Title Commitment”), from a title company of Buyer’s choice (the “Title Company”), setting forth the status of the title of the Owned Real Property and showing all title encumbrances and other matters of record (“Real Property Encumbrances”) and all improvements thereon; and (ii) a true, complete and legible copy of all documents referred to in such Title Commitment.

7.12.2 Buyer, at Buyer’s sole cost and expense, shall have obtained a survey for the Owned Real Property (the “Survey”) consisting of a plat and field notes. The Survey shall have been prepared pursuant to a current on-the-ground staked survey performed by a registered public surveyor or engineer satisfactory to Buyer and the Title Company. The Survey shall conform to the standards for an ALTA/ACSM Land Title Survey and to any applicable state standards, and (i) reflect the location and actual dimensions of and the total number of square feet of land and improvements comprising the Owned Real Property, (ii) identify any rights-of-way, improvements, easements, or any Real Property Encumbrances by applicable recording reference, (iii) identify any protrusions, encroachments, fences, building lines, public utilities not of record, and flood plain status, and (iv) include the Surveyor’s registered number and seal, the date of each Survey and a narrative certificate acceptable to Buyer and the Title Company. The Survey shall be in form and substance sufficient for the Title Company to issue the Owner Title Policy (as defined in Section 7.12.4).

7.12.3 At least three days prior to Closing, Seller shall have delivered to Buyer: (i) copies of the tax statements covering the Owned Real Property for the year prior to the current year and, if available, for the current year, (ii) copies of any leases affecting the Owned Real Property, if any, (iii) copies of all reports, surveys, and studies, including, without limitation, any environmental studies, prepared by or on behalf of any Seller with respect to the Owned Real Property, and (iv) copies of any documents, notices, or information in Seller’s possession relating to: any easements or claims of easement, rights, rights-of-way, licenses or other unrecorded interests of third parties (other than pursuant to the leases) in and to the Owned Real Property, the condition of the Owned Real Property, including any Environmental Condition or condition constituting a violation of any ordinance, regulation, law, or statute of any governmental agency, including, without limitation, any Environmental Law or zoning ordinance; and any threatened or pending administrative or condemnation proceedings or litigation with respect to the Owned Real Property.

7.12.4 At the Closing, Buyer shall have obtained, at Buyer’s sole expense, an ALTA Standard Form Owner Policy of Title Insurance (the “Owner Title Policy”) for the Owned Real Property, in such amount as reasonably determined by Buyer, and issued through the Title Company pursuant to the applicable Title Commitment, insuring that, after the completion of the Closing, Buyer is the owner of good and marketable fee simple title to the Owned Real Property subject only to the Real Property Encumbrances and the standard printed exceptions included in an ALTA Standard Form Owner Policy of Title Insurance. Seller shall do such further acts and execute such other documents as may reasonably be required by Title Company to issue to Buyer the Owner Title Policy. At the Closing, Seller shall deliver or cause to be delivered to Buyer the Deeds with respect to the Owned Real Property, conveying good, marketable and indefeasible fee simple title to the Owned Real Property, subject to the Permitted Title Encumbrances. Other than the Real Property Lease attached hereto as Exhibit F, pursuant to which Buyer will lease to Seller a portion of the Owned Real Property currently used by the Company in connection with its Products Division on the terms and conditions set forth therein, upon completion of the Closing, Seller shall deliver to Buyer actual possession of the Owned Real Property free and clear of all tenancies of every kind and parties in possession, with all parts of the Owned Real Property in substantially the same condition as on the date of this Agreement.

7.12.5 Prior to Closing, upon giving 24 hour notice to Seller, Buyer and its agents, contractors, or representatives, at Buyer’s sole cost, may go on to the Owned Real Property to make inspections, surveys, test borings, environmental inspections, and other tests and surveys.

7.13 City of Cincinnati Easement. Each of Buyer and AZZ, on behalf of themselves and any future transferees of the Owned Real Property located in Cincinnati, Ohio (the “Cincinnati Property”), hereby assigns any and all right, title and interest in and to any monies received from the City of Cincinnati, Ohio, the United States Army Corps of Engineers, or other federal, state or local governmental entity or agency, pursuant to the conveyance of any easement rights with respect to the Cincinnati Property in connection with, relating to or arising out of the Duck Creek Local Flood Protection project, as described under the proposed Contract for City Easements and/or Improvements attached hereto as Exhibit M, or under any similar project or proposal (“Easement Payment”). Upon the receipt of any Easement Payment, the recipient of such Easement Payment shall (i) hold title to the Easement Payment solely for the benefit of Seller, and (ii) immediately pay over and deliver the Easement Payment to Seller.

8. Conditions of Closing.

8.1 Buyer’s Conditions of Closing. The obligation of Buyer to purchase and pay for the Purchased Assets and to assume the specified liabilities and obligations set forth herein shall be subject to and conditioned upon, at Buyer’s option, the satisfaction at the Closing of each of the following conditions:

8.1.1 All representations and warranties of Seller and the Shareholder contained herein shall be true and correct at and as of the Closing Date with the same effect as though made as of the Closing Date and Seller and the Shareholder shall have performed all agreements and covenants and satisfied all conditions on its or her part to be performed or satisfied by the Closing Date pursuant to the terms hereof.

8.1.2 As of the Closing, there shall have been no material adverse change since the Balance Sheet Date in the financial condition, business or affairs of Seller and/or the Purchased Assets, and Seller and/or the Purchased Assets shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of Seller’s Galvanizing Division and/or the Purchased Assets, and Buyer shall have received a certificate of Seller, signed by the President of Seller, and a certificate of the Shareholder, each dated the Closing Date, to both such effects.

8.1.3 Seller shall have obtained all authorizations, consents, waivers and approvals as may be required in connection with the assignment of those Contracts to be assigned to Buyer pursuant hereto upon terms acceptable to Buyer in its sole discretion.

8.1.4 Seller shall have executed and delivered the Bill of Sale, Assignment and Assumption Agreement and such other bills of sale, deeds, instruments of assignment and other appropriate documents (including the Deeds) as may be requested by Buyer in order to carry out the intentions and purposes hereof.

8.1.5 Seller, the Shareholder and the Escrow Agent shall have executed and delivered the Escrow Agreement.

8.1.6 Seller shall have delivered to Buyer a certificate, dated the Closing Date, of Seller’s corporate Secretary certifying:

(i) resolutions of its Board of Directors and stockholders approving and adopting this Agreement and all transactions contemplated hereby and authorizing Seller’s execution, delivery and performance of this Agreement and all agreements, documents and transactions contemplated hereby; and

(ii) the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

8.1.7 The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained.

8.1.8 No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

8.1.9 There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Buyer.

8.1.10 Buyer shall have received an opinion, dated as of the Closing Date, from Dinsmore & Shohl, LLP, legal counsel for Seller and the Shareholder, in the form attached hereto as Exhibit G.

8.1.11 Buyer and Seller shall have entered into a license agreement in the form attached hereto as Exhibit H pursuant to which Seller grants to Buyer an exclusive, royalty-free and perpetual license to use the name “Witt Industries, Inc.” and all related trademarks and other rights related thereto in connection with the conducting of a galvanizing business.

8.1.12 Seller and the Shareholder shall have executed and delivered the Receivables Guaranty.

8.1.13 Each of Tim Harris and Bill Acra shall have executed and delivered an Employment and Noncompetition Agreement in substantially the form attached hereto as Exhibit I (the “Form of Employment Agreement”).

8.1.14 Buyer and Seller shall have entered into the Real Property Lease.

8.1.15 Buyer and Seller shall have entered into a Shared Services Agreement in the form attached hereto as Exhibit J.

8.1.16 Seller shall have taken all actions required to effect the complete redemption of the Plymouth Revenue Bonds at the earliest practicable date, and to evidence such actions, shall have provided to Buyer: (i) confirmation from the trustee for the Plymouth Revenue Bonds that it has provided or will provide to the holders of the Plymouth Revenue Bonds all redemption notices and other materials necessary in connection with the redemption (and indicating the date on which the redemption will occur); (ii) confirmation from the bank whose letter of credit secures the Plymouth Revenue Bonds that the bank will honor a request from the trustee for the Plymouth Revenue Bonds for all funds necessary to effect the redemption of the Plymouth Revenue Bonds on the date the redemption will occur and (iii) satisfactory evidence that the redemption of the Plymouth Revenue Bonds is adequately funded.

8.1.17 Buyer shall have received a certificate substantially in the form of Exhibit K from an officer of the Seller dated on the Closing Date certifying the non-foreign status of the Seller in the form and substance as required under the Treasury Regulations under Sections 897 and 1445 of the Code.

8.1.18 Buyer and Shareholder shall have entered into the Remediation Agreement.

8.2 Seller’s Conditions of Closing. The obligation of Seller to sell, grant, convey, assign, transfer and deliver the Purchased Assets shall be subject to and conditioned upon, at Seller’s option, the satisfaction at the Closing of each of the following conditions:

8.2.1 All representations and warranties of Buyer contained herein shall be true and correct at and as of the Closing Date with the same effect as though made as of the Closing Date and Buyer shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms hereof.

8.2.2 Seller shall have received the Initial Payment in accordance with Section 2.3 hereof and the Escrow Agent shall have received the Deposit.

8.2.3 Buyer shall have executed and delivered the Bill of Sale, Assignment and Assumption Agreement.

8.2.4 Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

8.2.5 No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

8.2.6 There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Seller.

8.2.7 Seller shall have received an opinion, dated as of the Closing Date, from Kelly Hart & Hallman LLP, legal counsel for Buyer, in the form attached hereto as Exhibit L.

8.2.8 Buyer shall have executed and delivered the Real Property Lease.

8.2.9 Buyer and Seller shall have entered into a Shared Services Agreement in the form attached hereto as Exhibit J.

9. Miscellaneous.

9.1 Notices. Any notice, consent, approval, request, demand, declaration or other communication required hereunder shall be in writing to be effective and shall be given and shall be deemed to have been given if (i) delivered in person with receipt acknowledged, (ii) telexed or telecopied and electronically confirmed, (iii) deposited in the custody of a nationally recognized overnight courier for next day delivery, or (iv) placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, in each case addressed as follows:

If to Buyer:

c/o AZZ incorporated

University Centre I

Suite 200

Fort Worth, Texas 76107

Attention: David H. Dingus, Chief Executive Officer

Facsimile #: 817/336-4211

Confirming #: 817/810-0095

Copy to:

Robert W. Lydick, Esq.

Kelly Hart & Hallman LLP

201 Main Street

Suite 2500

Fort Worth, Texas 76102

Facsimile #: 817/878-9738

Confirming #: 817/878-3538

If to Seller or the Shareholder:

Marcy R. Wydman

1141 East Rookwood Drive

Cincinnati, Ohio 45208

Facsimile #: 513/321-5932

Confirming #: 513/321-8825

Copy to:

George H. Vincent

Dinsmore & Shohl, LLP

225 East Fifth Street

Suite 1900

Cincinnati, OH 45202

Facsimile #: 513/977-8213

Confirming #: 513/977-8367

or at such other address as may be substituted by giving the other parties not fewer than five business days’ advance written notice of such change of address in accordance with the provisions hereof. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly served, delivered and received on the date on which personally delivered with receipt acknowledged or telecopied or telexed and electronically confirmed, or 48 hours after being deposited into the custody of a nationally recognized overnight courier for next day delivery, or five business days after the same shall have been placed in the federal mail as aforesaid. Failure or delay in delivering copies of any consent, notice, demand, request, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

9.2 Binding Effect; Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding anything contained herein to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person (other than the parties hereto, the Buyer Indemnitees (but only with respect to Section 6 hereof), or their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.3 Entire Agreement. This Agreement, together with the Exhibits, Schedules and other agreements and documents contemplated hereby, constitutes the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms. Except as specifically included or referred to herein, this Agreement and the Exhibits, Schedules and other agreements and documents contemplated hereby supersede all prior understandings, negotiations and agreements concerning the matters specified herein. Any representations, promises, warranties or statements made by any party that differ in any way from the terms of this written Agreement, and the Exhibits, Schedules and other agreements and documents contemplated hereby, shall be given no force or effect (except as specifically included or referred to herein). The parties specifically represent, each to the others, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification or amendment of any provision hereof shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

9.4 Governing Law. THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTION), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

9.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. It is not necessary that each party execute the same counterpart, so long as identical counterparts are executed by all parties. Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, which single counterpart with multiple signature pages affixed thereto constitutes an original counterpart instrument. All such counterpart signature pages shall be read as though one and they shall have the same force and effect as if all of the parties had executed a single signature page.

9.6 Headings. Headings of the Sections of this Agreement are for the convenience of reference only, and shall be given no substantive or interpretive effect whatsoever.

9.7 Waivers. Any party may, by written notice to the other parties, (i) extend the time for the performance of any of the obligations or other actions of the other parties hereunder; (ii) waive any inaccuracies in the representations or warranties of the other parties contained herein or in any other agreement or document delivered pursuant hereto; (iii) waive compliance with any of the conditions or covenants of the other parties contained herein; or (iv) waive performance of any of the obligations of the other parties hereunder. Except as provided in the preceding sentence, no action taken pursuant hereto, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. No failure or delay on the part of any party in exercising any right, privilege, power or remedy under this Agreement, and no course of dealing among the parties, shall operate as a waiver of such right, privilege, power or remedy; nor shall any single or partial waiver or exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of such right, privilege, power or remedy, or the exercise of any other right, privilege, power or remedy. No notice or demand on any party in any case shall entitle such party to any other or future notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or future action in any circumstances without notice or demand. Notwithstanding the foregoing, by executing this Agreement, the Parties acknowledge that the conditions to Closing set forth in Article 8 have either been complied with or waived.

9.8 Merger of Documents. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

9.9 Incorporation of Exhibits and Schedules. All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

9.10 Severability. If for any reason whatsoever, any one or more of the provisions hereof shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions hereof illegal, inoperative, unenforceable or invalid. Furthermore, in lieu of each illegal, invalid, unenforceable or inoperative provision, there shall be added automatically, as part of this Agreement, a provision similar in terms of such illegal, invalid, unenforceable or inoperative provision as may be possible and as shall be legal, valid, enforceable and operative.

9.11 Assignability. Neither this Agreement nor any of the parties’ rights hereunder may be assigned or otherwise transferred by any party without the prior written consent of the other parties; provided, however, that Buyer’s or its successors’ or assigns’ rights hereunder may be assigned or otherwise transferred, in whole or in part, without any other party’s consent (i) to any successor by merger or consolidation, (ii) to any bank or other financial institution, or to any individual, partnership, corporation or other entity, providing any financing to Buyer, its successors or assigns, or (iii) to any individual, partnership, corporation or other entity deriving title from Buyer, or its successors or assigns, to all or substantially all of the Purchased Assets as constituted on the date of any such transfer. No assignment or other transfer permitted by this Section 9.11 shall operate as a release of the assignor’s obligations or liabilities hereunder, and the assignor shall remain liable hereunder notwithstanding such assignment or other transfer. In the event of any assignment or other transfer permitted by this Section 9.11, an instrument of assignment shall be executed by the assignee and shall expressly state that the assignee assumes all of the applicable obligations and liabilities of the assignor contained herein.

9.12 Drafting. The parties acknowledge and confirm that each of their respective attorneys has participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one party. The parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.

9.13 References. The use of the words “hereof,” “herein,” “hereunder,” “herewith,” “hereto,” “hereby,” and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, or paragraph of this Agreement, unless the context clearly indicates otherwise.

9.14 Calendar Days, Weeks and Months. Unless otherwise, specified herein, any reference to “day,” “week,” or “month” herein shall mean a calendar day, week or month.

9.15 Gender; Plural and Singular. Where the context clearly indicates otherwise, the singular shall include the plural and vice versa. Whenever the masculine, feminine or neuter gender is used inappropriately in this Agreement, this Agreement shall be read as if the appropriate gender had been used.

9.16 Cumulative Rights. All rights and remedies specified herein are cumulative and are in addition to, not in limitation of, any rights or remedies the parties may have at law, in equity, or otherwise, and all such rights and remedies may be exercised singularly or concurrently.

9.17 No Implied Covenants. Each party, against the other, waives and relinquishes any right to assert, either as a claim or as a defense, that the other party is bound to perform or liable for the nonperformance of any implied covenant or implied duty or implied obligation.

9.18 Attorneys’ Fees. The prevailing party in any dispute between the parties arising out of the interpretation, application or enforcement of any provision hereof shall be entitled to recover all of its reasonable attorney’s fees and costs whether suit be filed or not, including without limitation costs and attorneys’ fees related to or arising out of any trial or appellate proceedings.

9.19 Indirect Action. Where any provision hereof refers to action to be taken by any person or party, or which such person or party is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person or party.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year hereinabove first set forth.

BUYER:

ARBOR-CROWLEY, INC.

By:	/s/ Dana Perry
Name:	Dana Perry
Title:	Vice President

SELLER:

WITT INDUSTRIES, INC.

By:	/s/ R. Timothy Harris
Name:	R. Timothy Harris
Title:	President

SHAREHOLDER:

/s/ Marcy R. Wydman
MARCY R. WYDMAN

AZZ INCORPORATED

By:	/s/ David H. Dingus
Name:	David H. Dingus
Title:	President and Chief Executive Officer

Signature Page to Asset Purchase Agreement

Exhibit A

Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit A-1

Form of Limited Warranty Deed

Exhibit B

Form of Escrow Agreement

Exhibit C

Form of Environmental Remediation Agreement

Exhibit D

Financial Statements

Exhibit E

Form of Receivables Guaranty

Exhibit F

Form of Real Property Lease

Exhibit G

Form of Opinion from Seller’s and Shareholder’s Legal Counsel

Exhibit H

Form of License Agreement

Exhibit I

Form of Employment Agreement

Exhibit J

Form of Shared Services Agreement

Exhibit K

Form of FIRPTA Certificate

Exhibit L

Form of Opinion from Buyer’s counsel